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                       UV Systems Technology Inc.
                          Financial Statements
                   For the Period from August 31, 1994
                               (Inception)
                            to August 31, 1996
























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                             Independent Auditors' Report
                             ----------------------------


To the Directors
UV Systems Technology Inc.


We have audited the accompanying balance sheets of UV Systems Technology Inc. (A Development Stage Company) as of August 31, 1996 and 1995 and the related statements of operations and cash flows accumulated from August 31, 1994 (Inception) to August 31, 1996 and the years ended August 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of UV Systems Technology Inc. (A Development Stage Company) as of August 31, 1996 and 1995 and the results of its operations and its cash flows accumulated from August 31, 1994 (Inception) to August 31, 1996 and the years ended August 31, 1996 and 1995 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not generated profitable operations since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regard to these matters are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                         CHARTERED ACCOUNTANTS

Vancouver, B.C.
November 22, 1996


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UV Systems Technology Inc.
(A Development Stage Company)
Balance Sheets
As of August 31, 1996 and 1995
(Expressed in U.S. Dollars)



                                                           1996         1995
                                                            $            $
                                      Assets
Current Assets
   Cash                                                     6,469      725,125
   Short-term investment (Note 6)                         219,854            -
   Accounts receivable                                    286,455       71,004
   Inventory                                              205,299       11,250
   Prepaid expenses                                        13,054       16,042
   Investment tax credit receivable                       196,000       33,643

                                                          927,131      857,064
Capital Assets (Note 5)                                   158,544       54,285
Intangible Assets (Note 5)                                 28,976       10,792

                                                        1,114,651      922,141

                         Liabilities and Stockholders' Equity
Current Liabilities
   Accounts payable                                       127,850      171,970
   Accrued liabilities                                     12,117            -
   Vacation pay payable                                     6,171            -
   Customer deposits                                      117,226      113,576
   Loans payable (Note 7)                                 126,166            -
   Loans from related parties (Note 8)                    297,079            -

                                                          686,609      285,546

Stockholders' Equity
Preferred Stock (Note 9), 5,000,000 Class "A" non-voting
   preferred shares authorized, par value Cnd$1,000
   per share, 2,000 and 1,300 shares issued and
   outstanding respectively                             1,459,854      948,905
Common Stock (Note 9), 100,000,000 voting common
   shares authorized, no par value, 12,845,308 and
   10,592,824 shares issued and outstanding respectively    4,768        4,727

                                                        1,464,622      953,632
Deficit Accumulated During the Development Stage       (1,036,580)    (317,037)

                                                          428,042      636,595

                                                        1,114,651      922,141


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Commitments (Note 10)
Contingency (Note 2)




















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UV Systems Technology Inc.

(A Development Stage Company)

Statements of Operations

Accumulated from August 31, 1994 (Inception) to August 31, 1996 and the years ended August 31, 1996 and 1995
(Expressed in U.S. Dollars)





                                              Accumulated     1996          1995
                                                   $            $             $

Project Revenue                                 397,100      397,100            -
Project Costs (Schedule)                        292,311      286,408         5,903

Gross Profit                                    104,789      110,692        (5,903)
Expenses (Schedule)
   General and administrative                   262,403      184,764        77,639
   Research and development                     317,190      317,190            -
   Selling                                      356,667      346,349        10,318

                                                936,260      848,303        87,957

Net Loss From Operations Before Other Items    (831,471)    (737,611)      (93,860)
Other Items
   Goodwill expensed (Note 4)                  (223,460)           -      (223,460)
   Interest income                               18,351       18,068           283

Net Loss                                     (1,036,580)    (719,543)     (317,037)

Net Loss Per Share                                              (.06)         (.03)

Weighted Average Shares Outstanding                       11,970,849    10,592,824


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UV Systems Technology Inc.

(A Development Stage Company)

Statements of Cash Flows

Accumulated from August 31, 1994 (Inception) to August 31, 1996
(Expressed in U.S. Dollars)


                                                                  Accumulated            1996            1995
                                                                      $                   $               $
Cash Flow From Operating Activities:
  Net loss                                                         (1,036,580)        (719,543)        (317,037)
  Adjustments to reconcile net loss to
   operating cash flows:
    Depreciation                                                       20,123           20,123                -
    Goodwill expensed                                                 223,460                -          223,460
    Net (increase) decrease in accounts receivable                   (211,582)        (215,451)           3,869
    Net (increase) decrease in inventory                             (196,908)        (194,049)          (2,859)
    Net (increase) decrease in prepaid expenses                          (660)           2,988           (3,648)
    Net (increase) decrease in investment tax credits                (162,357)        (162,357)
    Net (decrease) in accounts payable, accruals and
     vacation pay                                                     (37,516)         (25,832)         (11,684)
    Net increase in customer deposits                                 113,576            3,650          109,926

Net Cash Provided From (Used By) Operating Activities              (1,288,444)           2,027       (1,290,471)

Cash Flow From Investing Activities:
  Additions to capital assets                                        (129,676)        (124,382)          (5,294)
  Additions to intangible assets                                      (18,184)         (18,184)               -
  Cash received in UVWS acquisition                                    30,234                -           30,234
  Acquisition of short-term investment                               (219,854)        (219,854)               -

Net Cash Provided From (Used By) Investing Activities                (337,480)        (362,420)          24,940

Cash Flow From Financing Activities:
  Issuance of common stock                                              4,768               41            4,727
  Issuance of preferred stock                                       1,459,854          510,949          948,905
  Proceeds from (reduction of) borrowings                            (129,308)         126,166         (255,474)
  Proceeds from related party borrowings                              297,079          297,079                -

Net Cash Provided From Financing Activities                         1,632,393          934,235          698,158

Net Increase (Decrease) in Cash                                         6,469         (718,656)         725,125
Cash - Beginning of Year                                                    -          725,125                -

Cash - End of Year                                                      6,469            6,469          725,125

Supplemental Disclosures of Cash Flow Information:
    Cash paid during the year for:



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


    Interest                                                                -           11,795                -
    Income taxes                                                            -                -                -
Supplemental Schedule of Non-Cash Investing and Financing Activities:
  The Company purchased all of the assets of UVWS (See Note 4)
  during fiscal 1995. In conjunction with the acquisition, liabilities were assumed as follows:
    Fair value of non-cash assets acquired                            189,084
    Goodwill expensed                                                 223,460
    Cash received                                                      30,234

    Liabilities assumed                                               442,778










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UV Systems Technology Inc.

(A Development Stage Company)

Statement of Stockholders' Equity

Accumulated from August 31, 1994 (Inception) to August 31, 1996
(Expressed in U.S. Dollars)




                                                                                                               Deficit
                                                                                                             Accumulated
                                       Common                        Preferred                                During the
                                       Shares          Common          Shares             Preferred          Development
                                       Issued          Stock           Issued               Stock               Stage
                                         #               $               #                     $                  $

Issued at inception                         1              -                -                   -                   -

Balance, August 31, 1994                    1              -                -                   -                   -
Issuance of common shares
   on August 17, 1995              10,592,823          4,727                -                   -                   -
Issuance of preferred shares
   on August 17, 1995                       -              -            1,300             948,905                   -
Loss for the year                           -              -                -                   -               (317,037)

Balance, August 31, 1995           10,592,824          4,727            1,300             948,905               (317,037)
Issuance of common shares on:
   December 11, 1995                1,258,562              3                -                   -                   -
   February 21, 1995                  943,922              2                -                   -                   -
   May 16, 1996                        50,000             36                -                   -                   -
Issuance of preferred shares on:
   December 11, 1995                        -              -              400             291,971                   -
   February 21, 1995                        -              -              300             218,978                   -
Loss for the year                           -              -                -                   -               (719,543)

Balance, August 31, 1996           12,845,308          4,768            2,000           1,459,854             (1,036,580)



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UV Systems Technology Inc.

(A Development Stage Company)

Notes to the Financial Statements

For the Years Ended August 31, 1996 and 1995
(Expressed in U.S. Dollars)





1. Date of Incorporation
   The Company is a development stage company which was incorporated as 479393 B.C. Ltd. pursuant to the laws of the Company Act of British Columbia, Canada. On August 14, 1995 the Company's name was changed to UV Systems Technology Inc.


2. Nature and Continuance of Business
   Until August 17, 1995 the Company was inactive. On August 17, 1995 the Company acquired the business assets of UV-Waterguard Systems Inc. (UVWS) (See Note 4). UVWS developed and patented an ultraviolet disinfection system called the Ultra Guard System ("the System"). The Company has further developed the System and has manufactured, marketed and sold the System to two pilot projects in Canada and New Zealand.

   These financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has suffered start-up losses and has not generated profitable operations since inception. The Company's activities are in the development stage and additional costs for the development of the System must be incurred. There is substantial doubt as to the Company's ability to continue as a going concern, as the continuation of the Company as a going concern is dependent on its ability to obtain financing for the further development of the System and/or the attainment of profitable operations. Management plans to raise capital through a merger with a U.S. public company that will raise capital through private and public offerings of its shares.


3. Summary of Significant Accounting Policies
        (a) Inventory
            Inventory is made up of work in progress and parts supplies and is carried at the lower of cost and net realizable value on the first-in-first-out basis.

        (b) Depreciation
            Depreciation, on all capital asset categories, is recorded utilizing the straight-line method over their estimated useful lives which have been determined as five years for all asset categories.

        (c) Foreign currency translation
            Gains or losses arising from transactions denominated in a currency other than the U.S. are recognized in the statement of operations. The functional currency used by the Company is the Canadian dollar.

            Balance sheet items denominated in Canadian dollars are translated using the


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        rate of exchange on the balance sheet date, statement of
        operation items are translated using the average yearly rate of exchange. A rate of Cnd$1.37 to US$1.00 has been used for both 1995 and 1996 for balance sheet items and statement of operations items.














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3.  Summary of Significant Accounting Policies (continued)
    (d) Revenue Recognition
        Revenue is recognized on the percentage of completion basis.

    (e) Cash and cash equivalents
        The Company considers all highly liquid investments with a maturity of three months or less at the time of issuance to be cash equivalents.

    (f) Tax accounting
        The Company has adopted SFAS 109 as of its inception. The Company has incurred Canadian non-capital losses as scheduled below:

              Year of Loss          Amount              Expiration Date
                                      $
              1995                  94,000                     2002
              1996                                             2003
                                    390,000

        Pursuant to SFAS 109 the Company is required to compute tax asset benefits for non-capital loss carryforwards. Potential benefit of losses have not been recognized in the financial statements because the Company cannot be assured that it is more likely than not that it will utilize the non-capital loss carryforwards in future years.
        The components of the net deferred tax asset at the end of August
        31, 1996 and 1995 the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

                                               1996               1995
                                                $                  $
        Non-capital Loss in Canada          390,000             94,000
        Statutory Tax Rate                     48.5%              48.5%
        Effective Tax Rate                      -                  -
        Deferred Tax Asset                  189,150             45,590
        Valuation Allowance                 (189,150)           (45,590)
        Net Deferred Tax Asset
                                            ---------           --------
                                                -                  -
                                            ---------           --------
                                            ---------           --------




4. Business Acquisition (See Note 2 for business description)
   The Company acquired, effective August 17, 1995, the business assets of UV-Waterguard Systems Inc. ("UVWS") for $442,778 (Cnd$606,606). Consideration was the assumption of liabilities. UVWS is majority owned by two shareholders each owning 45% of the Company at the time.


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4. Business Acquisition (See Note 2 for business description) (continued)
   The acquisition was accounted for using the purchase method of accounting for business combinations. The purchase price of $442,778 was allocated as follows:
                                                    $
        Current assets                            159,535
        Capital assets                             48,991
        Patents and trademarks                     10,792
        Goodwill                                  223,460

        Liabilities assumed                       442,778


   The goodwill was expensed to operations.


5. Capital Assets
   Capital assets are stated at cost less accumulated depreciation.


                                                                                     1996           1995
                                                            Accumulated            Net Book       Net Book
                                            Cost            Depreciation            Value           Value
                                             $                   $                    $              $

   Computer equipment                     23,796                2,380               21,416              -
   Computer software                       3,042                  304                2,738              -
   Display equipment                      32,249                3,225               29,024         17,558
   Office furniture and equipment         25,792                2,579               23,213         10,082
   Plant jigs, dies, moulds and tools     66,716                6,672               60,044         26,645
   Leasehold improvements                 27,072                4,963               22,109              -

                                         178,667               20,123              158,544         54,285


   Depreciation per class of asset:
                                                                                     1996           1995
                                                                                      $              $
   Computer equipment                                                               2,380              -
   Computer software                                                                  304              -
   Display equipment                                                                3,225              -
   Office furniture and equipment                                                   2,579              -
   Plant jigs, dies, moulds and tools                                               6,672              -
   Leasehold improvements                                                           4,963              -

                                                                                   20,123              -


   Intangible assets represent legal costs associated with registering and protecting certain patents and trademarks associated with the System. These assets will be amortized when the Company completes its pilot plant testing. Components of the System were patented in the United States on April 12, 1996. Applications have been made for patent protection under the International Patent Protection Treaty covering up to 40 countries.
6. Short-Term Investment
   The short-term investment has been pledged as security in favour of the District of Chilliwack, B.C., Canada until final approval is received on its pilot plant facility.


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7. Loans Payable
   A total of Cnd$170,000 was loaned by Service Systems International Ltd. ("SSI") by way of promissory notes with interest accruing daily at 20% per annum. Accrued interest to August 31, 1996 was Cnd$2,847. All funds will be waived if SSI fails to complete financing and acquisition of shares held by all shareholders of the Company.


8. Loans from Related Parties
                                                                           $
     (i)  Due to an officer and director (Cnd$49,497) - unsecured,
          non-interest bearing and due on demand                         36,130
    (ii)  MDS Discovery Venture Management Inc. ("MDS") (Cnd$171,000)
          - interest accrues at 20% per annum and is due on demand
            and is secured by a general security agreement              129,332
   (iii)  Working Opportunity Fund (EVCC) Ltd. ("WOF") (Cnd$174,000)
          - interest accrues at 20% per annum and is due on demand
            and is secured by a general security agreement              131,617

                                                                        297,079



9.   (a)  Preferred Stock
          MDS and WOF each own 1,000 (650 as at August 31, 1995) Class "A" preferred shares. These shares are retractable once sales reach Cnd$10,000,000 and net income reaches Cnd$1,000,000. All preferred shares are to be redeemed by June 30, 1999.

     (b)  Common Stock
          Two directors were granted stock options to acquire 500,000 shares at $0.23 per share expiring August 17, 2000.

     (c)  Rights Offering (See Subsequent Events - Note 12).


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10.  Commitments
     The Company has long term premises lease commitments as follows:
                               $
              1997             61,500
              1998             63,500
              1999             65,500
              2,000            68,000

     The lease expires August 31, 2000.


11.  Related Party Transaction
     On August 17, 1995 the Company acquired the business assets of UVWS; which is majority owned by two shareholders each owning 45% of the Company at the time. (See Note 4)


12.  Subsequent Events
     Subsequent to August 31, 1996 the Company has:
        (i) continued to receive funding from its shareholders pursuant to the same terms as previous loans, as follows:
                                                                  $

             SSI                                               158,000
             MDS                                                21,000
             WOF                                                80,000

                                                               259,000


        (ii) offered all common shareholders the right to participate in the issue of 300,000 units of the Company at Cnd$1.00 per unit. Each unit consists of Cnd$1.00 of debt and 287 common shares. If all units are subscribed for a total of 86,100,000 common shares will be issued along with debt of Cnd$300,000 represented by notes secured by a second charge on the Company's assets and undertaking subject to prior registered charges, bearing interest at 20% per annum and due on demand.


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UV Systems Technology Inc.

(A Development Stage Company)

Expense Schedules

Accumulated from August 31, 1994 (Inception) to August 31, 1996 and the years ended August 31, 1996 and 1995
(Expressed in U.S. Dollars)



                                                 Accumulated             1996              1995
                                                     $                    $                 $
Project Costs
   Materials                                      257,127               252,391           4,736
   Manufacturing overhead                          27,694                26,527           1,167
   Depreciation                                     7,490                 7,490               -

                                                  292,311               286,408           5,903

General and Administrative Expenses
   Accounting and legal                            82,961                16,079          66,882
   Bank charges and interest                       15,041                14,904             137
   Consulting                                      20,633                20,025             608
   Depreciation                                     2,282                 2,282               -
   Office                                          18,674                14,468           4,206
   Rent and utilities                               5,041                 5,041               -
   Salaries and benefits                          107,888               102,082           5,806
   Travel and promotion                             9,883                 9,883               -

                                                  262,403               184,764          77,639

Research and Development Expenses
   Depreciation                                     1,000                  1,000              -
   Overhead                                         8,461                  8,461              -
   Materials                                      417,112                417,112              -
   Salaries and benefits                           86,602                 86,602              -
   Less investment tax credit recoverable        (195,985)              (195,985)             -

                                                  317,190                317,190              -

Sales and Marketing Expenses
   Advertising                                     27,701                 27,293            408
   Brochures and videos                            52,313                 52,196            117
   Consulting                                      82,737                 79,762          2,975
   Depreciation                                     9,351                  9,351              -
   Demonstrations                                  23,111                 23,111              -
   Office and telephone                            32,863                 32,816             47
   Rent and utilities                               8,278                  8,278              -
   Salaries and benefits                           99,078                 92,619          6,459
   Travel and promotion                            21,235                 20,923            312


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


                                                  356,667                346,349         10,318
